Exhibit 99.1

NEWS RELEASE

Date:	August 24, 2005
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

Broken Arrow, OK—XETA Technologies (NASDAQ: XETA) today reported earnings of $0.064 million, or $0.01 per diluted share, on revenues of $13.5 million for the Company’s third fiscal quarter ended July 31, 2005.  This compares to earnings of $0.371 million, or $0.04 per diluted share, on revenues of $13.9 million for the third quarter of 2004.

The Company also reported nine months year-to-date earnings of $0.306 million, or $0.03 per diluted share, on revenues of $41.6 million.  In the comparable nine months of 2004, earnings were $1.343 million, or $0.13 per diluted share, on revenues of $44.0 million.

“Our two primary objectives this fiscal year are to (1) fully establish ourselves in the Nortel segment of the communications marketplace, thus complementing our strong position in the Avaya segment, and (2) adjust our product mix in response to the manufacturers trend of severely declining support programs,” stated XETA’s CEO Jack Ingram.  “As these objectives become reality, we are able to effectively serve two-thirds of this huge customer base insofar as new systems sales, and even more importantly we can more effectively leverage our most valuable competitive strength, our nationwide services capabilities.”

“As anticipated, we are paying a heavy price insofar as earnings are concerned while accomplishing these objectives,” said Ingram.  “Our year-to-date $1.7 million reduction in operating income is caused virtually entirely by a $1.1 million reduction in manufacturer support programs coupled with a $0.6 million increase in sales expenses associated with our Nortel capabilities buildup.”

According to Ingram, “Even though our earnings don’t yet show it, several very important milestones have been achieved.  First, our Nortel systems sales are showing steady movement.  In a quarter-over-quarter comparison, our systems sales increased 6%, driven by a 21% increase in the Nortel portion of this category.”

“Also, our product mix adjustments have allowed us to increase our overall margin by a full percentage point and, although revenues are down year-over-year, our gross profit from these revenues remains essentially flat,” continued Ingram.  “This year-over-year margin gain is a major accomplishment considering that nearly $0.6 million of the previously mentioned manufacturer support program reductions hit our financials above the gross profit line.”

“Additionally, for the first time since our fiscal 1999 expansion beyond our lodging niche into the full commercial marketplace, our services revenues are exceeding our systems sales revenues,” said Ingram.    This revenue profile is critical to our long-term success, and we expect the trend to not only continue but to accelerate.  Within this expanding services revenue segment, our commercial cabling and T&M initiatives are now producing recurring revenues exceeding $1.0 million per quarter, up 44% from last year, accounting for approximately 8% of our total revenues.  We are extremely excited in regards to the huge opportunities available in the further development of these initiatives.”

“I want to stress that this drive to increase services revenues is not at the exclusion of systems sales but rather as ultimately a complement thereto.  Nothing will increase our earnings more rapidly and dramatically than will increases in systems sales.  We still continue to expect these increases to materialize as our Nortel sales initiative matures,” stated Ingram.

Another third quarter highlight was the Company’s appointment of Greg Forrest to the position of President and Chief Operating Officer.  Mr. Forrest was the founder, principal owner and CEO of Bluejack Systems headquartered in Seattle, Washington.  He joined XETA upon the Company’s acquisition of Bluejack in August 2004.  To assume his new duties, he has now relocated to the Company’s headquarters in Broken Arrow.

“I am extremely excited about this new opportunity,” commented Greg Forrest, President and COO.  “I have a passion for driving net new revenues.  Several market conditions exist to support substantial top line growth, and I believe XETA is in the ideal position to take advantage of these prospects.  I see opportunity to focus on service revenue categories such as business-to-business and multi-location customer sites, especially those who have both Avaya and Nortel systems in their communications networks.  I also see opportunity to accelerate the materialization of the Nortel systems sales initiative while continuing to operate within the current cost constraints.”

“Looking ahead,” stated Ingram, “we expect earnings for the fourth quarter to be in the $.01 to $.05 per share range, depending primarily upon the degree of new systems sales from our Nortel initiative.   Systems sales are definitely the most visible aspect of our business.  Although we are just beginning to see the fruits of our investments in the Nortel buildup, all indications are that we are on the right track and it is just a matter of time before our Nortel effort bears out our enthusiasm.”

XETA Technologies will host a conference call to discuss issues related to this press release at 10 a.m. CDST on Thursday, August 25.  The media, analysts and investors are invited to participate by dialing 800-553-0351.   A replay of the call will be available from 1:30 p.m. on that day through 11:59 p.m. on September 1 by dialing  800-475-6701, access code 791170.

		Quarter Ending July 31		Nine Months Ending July 31

		2005	2004	2005	2004

Revenues	Systems	6,646	7,052	19,280	23,539
	Services	6,632	6,685	20,932	19,961
	Other	244	153	1,429	508
	Total	13,522	13,890	41,641	44,008
Gross Profit		3,389	3,361	10,325	10,592
Gross Profit Margins		25%	24%	25%	24%
Operating Expense		3,267	2,755	9,891	8,435
Income from Operations		122	607	425	2,156
Interest and Other Expense		-18	2	79	50
Net Income After Tax		64	371	306	1,343
Basic Earnings Per Share		$0.01	$0.04	$0.03	$0.13
Diluted Earnings Per Share		$0.01	$0.04	$0.03	$0.13
Wt. Avg. Common Shares Outstanding		10,094	10,012	10,057	10,007
Wt. Avg. Common Equivalent Shares		10,117	10,141	10,092	10,180

(The information is presented in thousands except percentages and per-share data.)

			July 31, 2005	October 31, 2004

Assets	Current	Cash	58	141
		Receivables (net)	8,701	9,529
		Inventories (net)	5,569	4,845
		Other	2,082	1,557
		Subtotal	16,410	16,072
	Non-Current	Receivables (net)	209	297
		PPE (net)	10,495	10,727
		Goodwill and Intangibles	26,679	26,414
		Other	33	46
		Subtotal	37,416	37,484
	Total Assets		53,826	53,556
Liabilities	Current	Notes Payable	1,210	1,210
		Revolving Line of Credit	2,555	3,850
		Accounts Payable	4,064	2,452
		Unearned Revenue	1,595	1,559
		Accrued Liabilities	1,966	2,536
		Subtotal	11,390	11,607
	Non-Current	Long Term Debt	1,913	2,820
		Other	3,617	2,825
		Subtotal	5,530	5,645
	Total Liabilities		16,920	17,252
Equity			36,906	36,304

(The information is presented in thousands)

# # #

About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and service in the emerging, highly technical world of converged communications solutions for voice and data applications.   XETA has sales and service locations nationwide.  XETA is one of the largest providers of Avaya voice and data communication solutions and has recently added the Nortel voice and data product line.  XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry.  More information about XETA (NASDAQ:  XETA) is available at www.xeta.com.

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning XETA’s expectations with regard to growth in revenues, services revenues continuing to exceed systems sales revenues, opportunities within the services segment, increases in sales of Nortel systems, XETA’s position with regard to market opportunities, and earnings for the fourth quarter of fiscal 2005.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, market demand for the Company’s Nortel product and service offerings, recent financial and SEC problems at Nortel Corporation, any further negative changes in various vendor incentive programs that support the Company’s sales and marketing efforts and the potential negative impact that such further changes would have on the Company’s gross margins, the long term success of the Company’s growth strategies, competition, inflation, and the availability and retention of sales professionals and trained technicians.  Additional factors which could affect actual results are described in the section entitled “Outlook and Risk Factors” contained in the Company’s Form 10-K for its fiscal year ended October 31, 2004 and in each of its quarterly reports on Form 10-Q filed to date during the 2005 fiscal year.